UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 320 Harrison, NY 10528
(Address of Principal Executive Office)

516.665.8200
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2018, the Board of Directors (the "Board") of AIT Therapeutics, Inc. (the "Company") appointed Stephen J. DiPalma as interim Chief Financial Officer of the Company, effective May 1, 2018.  Mr. DiPalma was also designated as the Company's principal accounting officer and will succeed Hai Aviv as Chief Financial Officer and principal accounting officer.  Mr. Aviv has resigned from his position, effective April 30, 2018.  His resignation is not the result of any disagreement with the Company.

Mr. DiPalma, 59, is a Managing Director of Danforth Advisors, LLC ("Danforth"), a financial consultancy specialized in working with life sciences companies.  Prior to and during his tenure at Danforth, Mr. DiPalma has served as interim CFO to several public and emerging companies in various stages of development.  Mr. DiPalma joined Danforth in 2014 and served as CFO at Forum Pharmaceuticals from 2009 to 2014.  He holds a BS from the University of Massachusetts and MBA from Babson College.

               On October 2, 2017, the Company entered into a consulting agreement (the "Consulting Agreement") with Danforth pursuant to which Danforth provides finance, accounting, and administrative functions, including interim chief financial officer services to be provided by Mr. DiPalma to the Company as of May 1, 2018. The Company will pay Danforth an agreed upon hourly rate of $350 for such services and will reimburse Danforth for expenses. The Consulting Agreement's term continues through October 2, 2018 and may be extended by mutual agreement of the parties. The Consulting Agreement may be terminated by the Company with cause with 30 days written notice or without cause, upon 60 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.

Date: April 20, 2018	By: /s/ Steven Lisi Name: Steven Lisi Title: Chief Executive Officer